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                                                                     EXHIBIT 5.1


                           Jones, Day, Reavis & Pogue
                              3500 SunTrust Plaza
                              303 Peachtree Street
                             Atlanta, Georgia 30808
                                 (404) 521-3939


                               December 14, 2001


Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

  Re: Purchase of Substantially All of the Specialized Mobile Radio Business Assets of Chadmoore Wireless Group, Inc. in Exchange for Shares of Class A Common Stock of Nextel Communications, Inc.

Ladies and Gentlemen:

        We are acting as counsel for Nextel Communications, Inc., a Delaware corporation (the "Company"), in connection with the proposed acquisition of substantially all of the specialized mobile radio business assets (the "Acquisition") of Chadmoore Wireless Group, Inc., a Colorado corporation ("Chadmoore"), in exchange for shares of Class A Common Stock of the Company pursuant to the Agreement and Plan of Reorganization, dated as of August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001 (the "Acquisition Agreement"), among the Company, Chadmoore and Nextel Finance Company, a Delaware corporation and a wholly owned subsidiary of the Company. This opinion is being rendered in connection with the filing by the Company under the Securities Act of 1933 (the "Act") of a registration statement on Form S-4 with the Securities and Exchange Commission (the "Registration Statement") with respect to shares of the Company's Class A Common Stock, $.001 par value, to be issued in connection with the Acquisition (the "Shares").

        In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumption that no more than 18,922,853 Shares are issued in the Acquisition and the other qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon the acquisition of substantially all of the specialized mobile radio business assets of Chadmoore in exchange for the Shares in accordance with the Acquisition Agreement, will be validly issued, fully paid, and nonassessable.

        Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.



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Nextel Communications, Inc.
December 14, 2001
Page 2


        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,

                                                  /s/ Jones, Day, Reavis & Pogue

                                                  Jones, Day, Reavis & Pogue